KRONOS WORLDWIDE, INC.                Contact: Gregory M. Swalwell
Three Lincoln Centre                           Vice President, Finance and Chief
5430 LBJ Freeway, Suite 1700                   Financial Officer
Dallas, Texas  75240-2697                      (972) 233-1700


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News Release
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[LOGO GOES HERE]

FOR IMMEDIATE RELEASE

                KRONOS WORLDWIDE, INC. ANNOUNCES COMMENCEMENT OF
       EXCHANGE OFFER FOR (euro)90 MILLION OF SENIOR SECURED NOTES OF ITS
                      KRONOS INTERNATIONAL, INC. SUBSIDIARY

DALLAS, TX - July 15, 2005 - Kronos Worldwide, Inc. (NYSE: KRO) today announced that its wholly-owned subsidiary, Kronos International, Inc., commenced its offer to holders of (euro)90 million aggregate principal amount of its 8?% Senior Secured Notes due 2009 issued on November 26, 2004 to exchange such notes for a like principal amount of notes that have been registered under the Securities Act of 1933, as amended. Kronos International, Inc. conducts Kronos Worldwide's titanium dioxide pigments operations in Europe.

The exchange offer is scheduled to expire on August 15, 2005, at 12:00 midnight, New York City time, unless further extended by Kronos International. The Bank of New York in London has been appointed as the exchange agent for the exchange offer. Requests for assistance or documents should be directed to the Bank of New York at 011 44(207) 964 6513 or 011 44(207) 964 7235.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "will," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although we believe that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, global economic and political conditions, financial market conditions, changes in foreign currency exchange rates, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), and other risks and uncertainties detailed in our Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

This news release does not constitute an offer to sell or the solicitation of any offer to buy any securities.